DLA Piper LLP (US)

The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600

www.dlapiper.com

T 410.580.3000

F 410.580.3001

September 27, 2019

Calvert World Values Fund, Inc.

1825 Connecticut Ave NW, Suite 400

Washington, DC 20009

Re: Calvert World Values Fund, Inc. on behalf of
Calvert Emerging Markets Advancement Fund;
Registration Statement on Form N-1A
1933 Act File No. 033-45829
1940 Act File No. 811-06563

Ladies and Gentlemen:

We have acted as special Maryland counsel to Calvert World Values Fund, Inc., a Maryland corporation (the “Company”), registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), acting on behalf of the Calvert Emerging Markets Advancement Fund (the “Fund”) and have been requested to render this opinion in connection with the registration of an indefinite number of shares of capital stock of the Company, consisting of shares of Class A, Class I, Class C and Class R6 of the Fund (the “Shares”) pursuant to Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A (File No. 033-45829) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”) (Amendment No. 63 under the 1940 Act (File No. 811-06563)) on or about the date of this letter.

In our capacity as the Company’s special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)           The charter of the Company, as in effect on the date hereof, represented by the Articles of Incorporation of the Company, as accepted of record by the Maryland State Department of Assessments and Taxation (the “SDAT”) on February 14, 1992 and as amended and supplemented through the filing of the Articles Supplementary as accepted of record by the SDAT on September 5, 2019 the “Charter”);

(b)           The Amended and Restated By-Laws of the Company as in effect on the date hereof (in the form attached to the Officer’s Certificate) (the “Bylaws”);

(c)           The Post-Effective Amendment in substantially form to be transmitted to the Securities and Exchange Commission (the “Commission”);

(d)           A certificate of an officer of the Company, dated as of the date hereof, as to certain factual matters (the “Officer’s Certificate”);

(e)           Resolutions adopted by the Company’s Board of Directors relating to, among other things, the issuance, offer and sale of the Shares (as attached to the Officer’s Certificate) (the “Resolutions”);

Calvert World Values Fund, Inc. on behalf of
Calvert Emerging Markets Advancement Fund
September 27, 2019
Page 2

(f)            A short form good standing certificate with respect to the Company issued by the SDAT, dated as of a recent date; and

(g)           Such other documents as we have considered necessary to the rendering of the opinion expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed, without independent investigation, the following: (a) each of the parties to the Documents (other than the Company) has duly and validly authorized, executed and delivered each of the Documents to which such party (other than the Company) is a signatory and each instrument, agreement and other document executed in connection with the Documents to which such party (other than the Company) is a signatory and each such party's obligations set forth in such Documents and each other instrument, agreement and other document executed in connection with such Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each natural person executing any Document and any other instrument, agreement and other document executed in connection with the Documents on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any Document and any other instrument, agreement and other document executed in connection with the Documents is legally competent to do so; (d) there are no oral or written modifications of or amendments or supplements to the Documents (other than such modifications or amendments or supplements identified herein) and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original Documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, all public records reviewed are accurate and complete, and the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties to the Documents. As to all factual matters relevant to the opinion set forth below, we have relied upon the representations and warranties made in the Officer’s Certificate as to the factual matters set forth therein, which we assume to be accurate and complete, and our review of the Documents. We further assume that upon the issuance of the Shares, the total number of issued and outstanding Shares will not exceed the total number of shares of the applicable class that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.             The issuance of the Shares has been duly authorized and, if and when issued, sold and delivered against the payment in cash of the net asset value therefore in accordance with the Resolutions and the Post-Effective Amendment, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following assumptions, exceptions, qualifications and limitations:

(a)           The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)           We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect.

(c)           We express no opinion as to compliance with the 1940 Act, the Securities Act or the securities (or “blue sky”) laws of any jurisdiction.

Calvert World Values Fund, Inc. on behalf of
Calvert Emerging Markets Advancement Fund
September 27, 2019
Page 3

(d)           This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion with the Commission as an exhibit to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)